FORM 4
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___ Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
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1. NAME AND ADDRESS OF REPORTING PERSON

    Anderson, David G.
    11039 Big Tree Road
    East Aurora, NY  14052

2. ISSUER NAME AND TICKER OR TRADING SYMBOL

     Acme Electric Corporation  NYSE:ACE

3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)

    ###-##-####

4. STATEMENT FOR MONTH/YEAR

    November 1996

5. IF AMENDMENT, DATE OF ORIGINAL (Month/Year)



6. RELATIONSHIP OF REPORTING PERSON TO ISSUER (Check all applicable)

   ___ Director     ___ 10% Owner    ___ Other (Specify below)

   _X_ Officer (Give title below)

   Secretary, Treasurer and General Counsel

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED.
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                                   TRANSACTION      TRANSACTION
                                   -----------      -----------
1. TITLE OF SECURITY:              Common Stock     Common Stock

2. TRANSACTION DATE:               11/29/96         11/29/96
   (MM/DD/YY)

3. TRANSACTION CODE:
     CODE                          J                J
     V                             V                V

4. SECURITIES ACQUIRED (A)
   OR DISPOSED OF (D):
     AMOUNT                        460              6,500
     (A) or (D)                    A                A
     PRICE                         $6.35625/sh      $7.25/sh

5. AMOUNT OF SECURITIES
   BENEFICIALLY OWNED
   AT END OF MONTH:                4,460.067*       10,960.067*

6. OWNERSHIP FORM:
   DIRECT (D) OR                   D                D
   INDIRECT (I)

7. NATURE OF INDIRECT
   BENEFICIAL OWNERSHIP:

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. TITLE OF DERIVATIVE SECURITY:

2. CONVERSION OR EXERCISE PRICE
   OF DERIVATIVE SECURITY:

3. TRANSACTION DATE:
   (MM/DD/YY)

4. TRANSACTION CODE:
     CODE
     V

5. NUMBER OF DERIVATIVE
   SECURITIES ACQUIRED (A)
   OR DISPOSED OF (D):
     (A)
     (D)

6. DATE EXERCISABLE AND
   EXPIRATION DATE:
   (MM/DD/YY)
     DATE EXERCISABLE
     EXPIRATION DATE

7. TITLE AND AMOUNT OF
   UNDERLYING SECURITIES:
     TITLE
     AMOUNT OR NUMBER OF SHARES

8. PRICE OF DERIVATIVE
   SECURITY:

9. NUMBER OF DERIVATIVE
   SECURITIES BENEFICIALLY
   OWNED AT END OF MONTH:

10. OWNERSHIP FORM OF
    DERIVATIVE SECURITY:
    DIRECT (D) OR INDIRECT (I)

11. NATURE OF INDIRECT
    BENEFICIAL OWNERSHIP:


EXPLANATION OF RESPONSES:  * .067 shares acquired through Acme Electric
                             Corporation's Dividend Reinvestment Plan.


SIGNATURE OF REPORTING PERSON:     /s/


DATE:                              December 3, 1996